EXHIBIT 99.3

On November 5, 2021, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

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inTEST Corporation (NYSE American: INTT)

Third Quarter 2021 Conference Call and Webcast

November 5, 2021

Operator: Greetings, and welcome to the inTEST Corporation Third Quarter 2021 Financial Results Conference Call. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Deborah Pawlowski, Investor Relations. Please go ahead.

Deborah Pawlowski: Thanks, and good morning, everyone. We certainly appreciate your time today and your interest in inTEST Corporation. Here with me are Nick Grant, our President and CEO, and Duncan Gilmour, our Chief Financial Officer and Treasurer.

You should have a copy of the third quarter 2021 financial results, which we released this morning before markets opened. If not, you can access the release as well as the slides that will accompany our conversation today at our website, www.intest.com. After our formal presentation, we will be opening the line for Q&A.

If you'll turn to Slide 2 in the deck, I will first review the safe harbor statement. You should be aware that we may make some forward-looking statements during the formal discussions as well as during the Q&A session. These statements apply to future events that are subject to risks and uncertainties as well as other factors that could cause actual results to differ materially from what is stated here today. These risks and uncertainties and other factors are provided in the earnings release as well as with other documents filed with the Securities and Exchange Commission. These documents can be found on our website or at sec.gov.

During today's call, we will also discuss some non-GAAP financial measures. We believe these will be useful in evaluating our performance. You should not consider the presentation of this additional information in isolation or as a substitute for results prepared in accordance with GAAP. We have provided reconciliation of non-GAAP measures with comparable GAAP measures in the tables that accompany today's release and in the slides.

With that, if you will turn to Slide 3, I will turn it over to Nick to begin. Nick?

Nick Grant: Thank you Deb and good morning, everyone.

We delivered solid third quarter results that we believe demonstrate the successful execution on our 5-Point Strategy, which is focused on driving growth, diversifying our markets and customer base while ensuring we have the right talent to execute.

In the quarter, we achieved year-over-year net revenue growth of 46% to $21.1 million as global demand for semiconductors continued to show relative strength and industrial sectors benefitted from the ongoing, broad-based recovery. Of note, our multimarket revenue grew 22% sequentially.

Like many others we continue to face supply chain constraints and inflationary pressures. We had ~$500 thousand of finished products that were unable to ship in the Qtr. due to logistic challenges. Our teams have done an excellent job managing supplier and logistics challenges to fulfill orders. We continue to implement enhanced pricing to help overcome inflation and expediting costs. The result of these efforts was reflected in our margins and profitability in the quarter, which were in our expected range.

During the quarter, we generated $4.3 million cash from operations, increasing our year-to-date total cash generated to $8.1 million. Cash on hand at the end of the quarter was nearly $19 million. And, in support of our organic and inorganic growth initiatives, we announced a couple of weeks ago that we executed a new extended and expanded credit agreement. Overall, this added liquidity allows us to capitalize on the attractive debt markets and provides additional financial flexibility to continue to pursue a robust pipeline of acquisition opportunities.

Following that announcement, we successfully executed two acquisitions post third quarter close in October: Z-Sciences and Videology Imaging Solutions. Both acquisitions arose out of our M&A funnel generation program that has been developed and refined over the last year. Slides 4 and 5 provide a brief overview of each.

Z-Sciences was a small, tuck-in asset acquisition, which closed on October 6th and was funded with cash on hand. This acquisition is an ideal demonstration of our strategy to grow through innovative technologies with an eye towards fast growing, adjacent markets as it provided both a low-cost method for adding ultra-cold storage to our ultra-cold test solutions, and it allows us to gain a presence in a fragmented, but fast growing estimated $200 million addressable market.

Their portfolio of high-performance biomedical refrigerators and freezers are used to meet versatile applications, including ultra-cold storage solutions for biological sample banks, blood safety, vaccine safety, medical supplies, and reagent safety. Currently there is little to no overlap in customer base as their products are largely sold to research institutions, universities, pharmaceutical biotechnology manufacturers and hospitals.

While the current business has de minimis revenue, we believe we can build a scalable operation to accelerate growth in medical cold chain applications by leveraging our engineering expertise, manufacturing capabilities and financial strength with targeted investments in sales and marketing as well as product innovation.

Turning to Slide 5 and our most recent acquisition, Videology, which we acquired last week on October 28th. The Videology acquisition is consistent with a number of our strategic initiatives, as it will help us expand our process technology solutions and diversify our reach into key targeted life sciences and industrial markets while also broadening our international footprint and customer base. Additionally, this aligns with enhancing automation capabilities, as we will look to add future product solutions with imaging data and analytical tools, invaluable functionality, and expertise as inTEST strives to embrace opportunities created by the Internet of Things and making the most of artificial intelligence-based tools.

Their product set includes industrial-grade circuit board mounted video digital cameras and related devices, systems and software used in a broad spectrum of applications. About 72% of their revenue is in the life sciences and security markets but they also serve the aerospace, machine vision, biometrics, and diagnostic imaging industries. Customers include Fortune 500 companies and government prime contractors, as well as mid-sized security, biotech, and machine-vision OEMs and integrators. The company has a design and sales facility in the Netherlands and generates about 40% of revenue from European customers. Similar to Z-Sciences’ space, this too is a highly fragmented market that is large and growing.

It is important to note that this is not a camera acquisition, it is about image capture and data analysis that Videology brings. The company is similar to our other businesses in the sense that they develop highly valued engineered solutions. I want to briefly talk to a few application-specific examples to give you a sense of the technology that we are adding.

Videology supplies cameras in the ophthalmology markets to capture images of the inner eye to examine patients for refractive correction, glaucoma, and other degenerative eye diseases.

Another example is spectroscopy applications which are commonly used in chemical analysis to provide a structural fingerprint by which molecules can be identified. Videology cameras are used by a leading Fortune 500 company in their handheld and tabletop devices providing this type of analysis.

Finally, their small cameras are commonly used to inspect pipes of all diameters from large Oil and Gas pipes to smaller Fiber Optic applications. The medical applications for “Pipe” inspection include Medical/Intra-Oral Endoscopes.

What sets Videology apart from their competition is their design expertise and flexibility to work with customers on unique solutions. From a financial perspective, Videology’s trailing twelve-month revenue as of the end of September 2021 was approximately $10 million and provided comparable gross margins with inTEST. We expect the acquisition to be approximately $0.05 accretive to diluted earnings per share in its first year with inTEST. This is net of one-time acquisition related expenses of approximately $0.03 per diluted share, which will be recognized in the fourth quarter of 2021. While we financed the Videology transaction with a portion of our new credit facility, we still have the financial flexibility and resources to continue to pursue a robust pipeline of acquisition opportunities.

Lastly, life sciences is a key target market for inTEST and both of these acquisitions bring technology and engineering know-how that enhances our medical offerings in that space. Importantly, with some incremental investments and operational support, we believe we can scale these businesses and benefit from secular tailwinds in the life sciences markets.

These are exciting times for inTEST as we drive change throughout the organization and build momentum by augmenting our deep industry knowledge, reputation, and expertise to develop and deliver more high quality, innovative solutions to address our customers’ complex requirements.

With that, let me turn it over to Duncan to review the 3rd quarter financials in more detail. Duncan over to you.

Duncan Gilmour: Thank you, Nick. Starting on Slide 6, we provide some detail regarding our top line. Revenue for the third quarter was $21.1 million, a 46% increase over the same period last year and just above the mid-point of our guidance. Multimarket revenue grew 22% from the second quarter fueled by strength in the industrial market, while our Semi business remains at historically high levels despite the sequential dip. We continue to see the benefit of our ongoing innovation and development efforts as our new product designs are being well-received in our markets. We are gaining new customers and winning business from competitors.

Moving to Slide 7, our third quarter gross margin of 49.2% was in line with guidance and compares with 50.2% in the second quarter of 2021 and 44.7% a year ago. When compared with the second quarter, the change in gross margin reflected higher component material costs not yet fully covered by price improvements as well as changes in product mix and less favorable absorption of fixed manufacturing costs. We continue to actively manage ongoing challenges of supply chain constraints and expect to start seeing some positive impact from the price increases we have rolled out in the 2nd and 3rd quarters, although we do not expect the full benefit of this initiative will be felt until next year.

Slide 8 details our operating expenses and expectations for the fourth quarter. Selling expense grew 9% sequentially to $2.8 million in the third quarter, driven by increased headcount, a return to more normal levels of travel as restrictions are lifted, and an increase in spending on new advertising initiatives. Engineering and product development expense remained relatively unchanged compared with the trailing period.

General and administrative expense decreased 4% sequentially to $3.6 million for the third quarter. Restructuring and other charges were $51,000, down from $197,000 in the second quarter. The third quarter included an increase in expenses related to M&A activities, but this was more than offset by the $324,000 reduction quarter-to-quarter related to non-recurring CFO transition costs in the second quarter; a sequential quarter reduction in costs associated with finalizing the integration of our EMS manufacturing operations, which is now complete; and a reduction in spend on non-M&A related initiatives as focus and spending on M&A activities has ramped up.

We expect operating expenses to trend up significantly in the fourth quarter reflecting the impact of the businesses acquired in October. In addition, we expect an incremental increase in costs related to acquisition activities of approximately $300,000 and incremental amortization related to acquired intangibles of approximately $100,000.

You can see our bottom-line and Adjusted EBITDA results on Slide 9. We had net earnings of $2.2 million, or $0.20 per diluted share, for the third quarter, which was in line with guidance and compares with net earnings of $2.6 million, or $0.24 per diluted share, for the second quarter. We accrued income tax expense of $357,000 in the third quarter, reflecting a 14% effective tax rate. This compares with $447,000 of income tax expense accrued in the second quarter, which reflected an effective tax rate of 15%. We expect that our effective tax rate in 2021 will range from 14% to 16%.

Diluted average shares outstanding were 10.8 million for the third quarter of 2021. During the third quarter we saw 3,435 option shares exercised, bringing the total for the nine months to 149,010 which has raised $1.0 million in cash proceeds this year.

Adjusted EBITDA was $3.4 million for the third quarter, compared with $4.0 million for the second quarter, and $1.0 million during the prior-year period. Beginning with the third quarter, we are reporting adjusted EBITDA, which removes the impact of stock-based compensation from EBITDA. Stock-based compensation is a non-cash expense, and, as such, does not impact our liquidity. Accordingly, we believe our adjusted EBITDA is a better performance measure to assess the strength of our cash generation than EBITDA alone. More detail on the calculation of adjusted EBITDA can be found under “Non-GAAP Financial Measures” in our earnings release.

Consolidated headcount at September 30th was 232, an increase of 10 staff from the level we had at June 30th. The increase was primarily in our Thermal segment.

I’ll now turn to Slide 10 for our capital structure and cash flow. As previously announced on October 18th we executed a new five-year credit agreement with M&T Bank, which includes a $25 million non-revolving delayed draw term loan and a $10 million revolving credit facility. This new agreement replaced our existing $10 million facility with M&T Bank, which had no borrowings at quarter-end. On October 28th, we used $12.0 million under the Term Note to finance the acquisition of Videology.

Cash and cash equivalents increased by $4.1 million sequentially to $18.7 million. We generated $4.3 million of cash from operations during the third quarter. We currently expect cash and cash equivalents to increase throughout the balance of 2021, subject to any strategic investments we may choose to make.

Accounts receivable declined $600,000 or 5% sequentially to $12.2 million at September 30th, with 53 DSO (down from 54 DSO at June 30th). Inventories grew $657,000, or 8% sequentially, to $9.4 million, primarily driven by raw material influx in our Thermal segment to support the increased multimarket demand we are seeing.

Capital expenditures during the third quarter were $114,000, down from $75,000 in the second quarter. We have no significant commitments for capital expenditures for the balance of 2021; however, depending upon changes in market demand or manufacturing and sales strategies, we may make purchases or investments, as we deem necessary and appropriate.

With that, I will now turn the call back over to Nick.

Nick Grant: Thanks, Duncan. Slide 11, highlights our orders and backlog. Overall, demand for our products and solutions remains strong, and we continued to secure new orders in our targeted growth markets and are making inroads in working with OEMs to embed our solutions for broader market exposure.

Orders for the third quarter were $21.1 million, a 47% increase over the same period last year and was supported by growth in both the multimarket and semi market. The year-over-year increase in multimarket orders was primarily from the automotive industry, which includes the EV market. During the recent third quarter, we received a significant follow-on order for approximately $1.0 million from one of our EV customers, which we expect to ship over the next several quarters. As a reminder, in the second quarter of 2021, we received a record order for chillers from a key automotive OEM manufacturer for approximately $1.5 million. This order is also shipping over multiple quarters beginning in Q4.

Note this trend of placing larger orders that will ship over several quarters is one we are seeing with more frequency. We expect this may, at times, result in period over period fluctuations in order levels that are not necessarily indicative of changing demand but rather reflect the timing of when these large orders were placed.

Our backlog at quarter-end was $20.4 million, approximately 75% of which is expected to convert to sales in the fourth quarter.

Please turn to Slide 12 and I will provide an update on our near-term expectations.

We will continue to execute on our 5-Point Strategy with a focus on driving growth and diversifying our markets and customer base. Our recent acquisitions have added to our product platform offerings and technical expertise, and expanded our customer base to adjacent, high-growth markets. Integration efforts are well underway on both businesses.

As to guidance for the fourth quarter of 2021, we expect revenue to be in the range of $21.5 to $22.5 million, while gross margin is expected to be consistent with what was achieved in this third quarter. Also, we are guiding to GAAP EPS of $0.10 to $0.14 per diluted share and Adjusted Non-GAAP EPS of $0.14 to $0.18 per diluted share for the fourth quarter 2021. While we do not plan to provide specific detail around expenses each quarter, Duncan did provide our expectations for the fourth quarter operating expenses as we thought it was prudent to help our investor base understand the new run rates and costs associated with our recent acquisition activity.

Our guidance is based on our current views with respect to operating and market conditions and customers’ forecasts, which are subject to change; as well as our expectations for the balance of the quarter and are subject to any strategic investments we may choose to make. Actual results may differ materially as a result of, among other things, the factors described under forward-looking statements found in the materials that accompany this conference call, including the press release and the deck.

Our M&A funnel development is still very active, and we continue to be focused on programmatic acquisitions being a key element of our 5-Point Strategy. Our team has identified a set of acquisition targets that we believe will bring differentiated or innovative technologies, provide complementary capabilities, or enable deeper and broader reach within our targeted industries and geographies. To support our focus in this area we are pleased to have added Richard Rogoff as our VP of Corporate Development at the start of the fourth quarter. Rich brings experience on the deal pursuit side and a strong operational background to support our integration activities.

We also expect to grow organically through new product development, sales channel enhancements and marketing prowess. We believe our efforts, combined with a robust pipeline of new customer opportunities, can provide further differentiation of our business and drive growth and profitability over the long-term.

We are excited about what is happening at inTEST and the path we have embarked on with our 5-Point Strategy. Before I open up the lines for Q&A, I would like to thank the entire inTEST team for delivering another truly solid quarter. The teams remain laser focused on capturing growth and driving investments that will position us well long-term.

With that, operator, let’s open the lines for questions.

Operator: [Operator Instructions] Our first question comes from the line of Jaeson Schmidt with Lake Street Capital Markets.

Jaeson Schmidt: I just want to start with that Q4 guidance. Nick, I know you mentioned about $500,000 in orders that were unable to ship in Q3, but does guidance for Q4 assume you can ship to all of the demand, or is that still baking in some potential supply chain constraints?

Nick Grant: Great question. As we commented, supply chain constraints are abundant out there and what we've provided, we believe, bakes in the potential risk from the supply chain in Q4. Duncan, any comment on that?

Duncan Gilmour: I totally agree. We certainly have assumed in that number the challenges that we see from a supply chain perspective and have factored that into the numbers.

Jaeson Schmidt: I apologize if I missed it, but what sort of contribution do you expect from the acquisitions? I know you said Z-Sciences is relatively de minimis revenue, but what revenue contribution from the combined two purchases in Q4?

Duncan Gilmour: We are looking at around $1.5 million all from Videology. On Z-Sciences, there is some incremental costs associated with getting the Z-Sciences product line up and running in Q4; order of magnitude, about $0.01 to $0.015 associated with that. Videology, as I said, about $1.5 million is baked into our assumption there with no real bottom line contribution in the initial quarter. We also have the M&A-associated costs of $0.03 that we have talked about and called out.

Jaeson Schmidt: Okay. And just the last one for me, and I'll jump back into queue. Congrats on that $1 million EV order. Just curious if you could provide some color around why you think you're starting to see some of these larger orders get pulled over the finish line?

Nick Grant: It's a trend out there as customers are really working to ensure they've got a slot in the delivery pattern, if you will, given the supply chain constraints. In this case, that EV customer really is building out their production lines, and they wanted to go ahead and get all the units on the floor for that line, which we'll deliver over the next few quarters. I just think it's more risk management from the customer perspective.

Operator: Our next question comes from the line of Dick Ryan with Collier Securities.

Dick Ryan: Nick, you initiated a pretty aggressive marketing campaign in Multimarket, specifically at Ambrell going after induction heating. Can you provide an update how that's going? I know we just kicked off, I think, last quarter, but what are you seeing as far as potential customers’ or existing customers' response to that campaign?

Nick Grant:  You're exactly right. We launched a couple of aggressive campaigns, one at Ambrell, focused on the EV build-out and capturing as much opportunity as we can there. The second one was in the cannabis space with our iTS business. Specific to Ambrell, the program itself has generated an attractive level of qualified leads. They have got programs underway with multiple new potential customers. As you saw during your visit up there, we get these applications from these customers. We have to prove them out in our lab. From that point, it leads to implementation and production if they are satisfied with that. So, I am confident these are going to pay off here in the quarters ahead.

Dick Ryan: Specifically on the Semi side, I think last call, you talked about the digestion, and we saw that in the September quarter. What's your view of Semi in Q4 and maybe going into Q1, both the back-end legacy EMS but also Ambrell's front-end opportunities?

Nick Grant: Semi got a number of positive secular trends and announced investment plans and everything else. We are very bullish on Semi going into 2022. We continue to see solid activity on the front-end side and even in our test piece on the back-end side. The temperature test chambers are instruments that we provide and there are high levels of activities there. Customers are more of our traditional test on the EMS side and are laying out their plans for 2022, which we're closely engaged with them on. We feel good heading into 2022, on Semi.

Dick Ryan: On the acquisitions, you talked about in both opportunities scaling what these companies have developed and grown to this point. Some of these are new market touch points for you. How do you have the visibility that you can scale into some of these new market opportunities?

Nick Grant: Both of these acquisitions we completed really open up some new markets for us and attractive markets. The Life Sciences space is one that we targeted as an area we wanted to go after as part of a corporate growth program, Z-Sciences was identified as a company with great technology, able to bring in an industry expert to help us penetrate this space and provides some low-cost manufacturing through an outsourced agreement. This really positions us in a different place for our iTS business, but we believe our ultra-low-temperature capabilities and know-how and our sales and marketing prowess will drive this business to the levels that we believe we can get to. Same for Videology; this is a bigger play around data capture, building out our automation capabilities and further strengthening our footprint in Life Sciences. It's not a market that I'm unfamiliar with. While my days at AMETEK, I oversaw a video capture company. I know this space, I think we'll do quite well in it.

Dick Ryan: Okay. Great. Good luck, and congratulations.

Nick Grant: Thanks, Dick.

Operator: [Operator Instructions] Our next question comes from the line of Peter Wright with Intro-act, Inc.

Peter Wright: Congratulations on what looks like $100 million-year, Nick, for your first. So, that's quite an accomplishment. My first question, for you, a two-parter is, you did signal no customer overlap and building on Dick's question, what is the go-to-market or sales strategy in Life Sciences? Is it direct? Are you working with distributors there? If you could comment on what your belief of the cross-sell of your existing product into that new market could be. How are you thinking about that from a size perspective? The second part of that question for you, Nick, is on the Z-Sciences side. Is that simply a technology acquisition, or do you have line-of-sight to first sales for that business? I have one follow-up for Duncan on the other side.

Nick Grant: These markets are not ones that we currently have a strong presence in today. So, it's about leveraging their existing distributor base that they have built up relative to Z-Sciences and adding direct sales channels investments to better get our message out there and build up a more robust supply of product in the regions out there. We'll be making investments to improve that and provide our go-to market expertise around those businesses. Videology, similar story, but they go primarily through OEMs, and this is a huge market. We believe just focusing on certain niches in this space we can really make inroads there, but it's about getting our product embedded with OEMs in that area. This is something we've launched initiatives on across our other businesses, and we believe we can execute in that space as well.

Peter Wright: Do you think that these two acquisitions are going to help sell your existing product portfolio?

Nick Grant: To be honest with you, there's not a lot of pull from our existing products into these channels. We're going to try to capture if there are any, but in reality, these vaccine freezers and refrigerators are really not using EMS type products or induction heating is also typically not in these universities and medical centers, pharmaceutical facilities, etc. If something comes up, we're going to capture it. For us, it's more about growing the opportunities, identifying the lead, and expanding the footprint for these two companies.

Peter Wright: OpEx of $9 million to $9.2 million, is that a full quarter of expenses for the two acquired businesses? The second part, if you could just check my math on the cash. You've got a $35 million line of credit, $12 million drawn, which leaves about $23 million available and about $20-ish million at the end of the year. Does that suggest about $40 million of liquidity exiting the year? My question there is, if the math is right, what is the minimum number of liquidity that you really need to be comfortable with at inTEST?

Duncan Gilmour: Let me take the first part. In terms of expenses, it's almost fully loaded. We only really have two months of Videology in there versus the three. I would estimate there's another $100,000 to $150,000 or so, to also add into that, relatively broad range, quite honestly, of the $9 million to $9.2 million. I'd look at it in that $8.5 million range when I back out the deal cost we talked about, which just to be clear, we have an aggregate of $600,000 of M&A-associated deal costs that are baked into the Q4 number; a combination of the number we call out associated specifically with Videology as well as, obviously, there's other activities that have been going on tied to Z-Sciences, etc. So, hopefully, that helps a little bit with providing some color there. On the liquidity side, yes, obviously, the cash position was around $19 million exiting the quarter. We entered into the funding facility for the $25 million delayed draw piece, while the $10 million credit facility was really just extending the time frame of our existing credit facility. We have drawn $12 million from the $25 million. The simple answer to the question, Peter, is that we're always looking for more liquidity. So, to the extent we have opportunities to further extend credit lines, etc., then obviously, we will be looking to do that. But I think we are off to a good start there in terms of the funding and the facilities that we've set up in the beginning of the fourth quarter.

Operator: Our next question comes from the line of Robert Marcin with Penn Capital.

Robert Marcin: Congratulations, guys, on another strong quarter of execution, particularly the cash flow numbers, which were exceptional. Assuming the semi-conductor business plateaus at a fairly high level for the next year or so before resuming an uptrend in the following year as it digests this year's round of heavy capital and that ramp-up capital investment. Do you think the efforts on your part to drive growth in the EMS business and the Thermal business will generate any revenue growth this year? It's been about a year now since you've been onboard and trying to change this corporate culture to more growth driven. Can you quantify if there's any revenue above replacement management from your efforts?

Nick Grant: We laid out our 5-Point strategy, and we're driving that across all businesses, but EMS is really making some great inroads. Customer penetration, expansion into new markets with their high-voltage, high-current product out there. This power management integrated circuit space is an area that we hadn't played in the past, and we're really making some good inroads there. I truly believe we've got plenty of room to grow in that business, whether or not the overall market trends are moving up or down.

Robert Marcin: Congratulations, again, on, in a different manner, two very reasonable deals that seem to have very significant longer-term opportunities. Would you be willing to give us a three-year outlook for sales for both of those businesses if you succeed?

Nick Grant: At this stage, it's a little too early to give you that forecast. Hopefully, you guys get the sense that I'm a growth guy, and identifying these companies, as you said, at very reasonable purchase prices that align with creating shareholder value. I'm confident that the markets, the opportunities, the investments we've identified, will drive that top line for both businesses. I think we'll try to go into more details on that at our Investor Day at the end of Q1 including the 5-year strategic plan expectation models, etc., during that time frame.

Robert Marcin: Did you give us a TAM for Videology? Could you give us a TAM for that? You gave us one for Z-Science.

Nick Grant:  Z-Sciences, the total market is about $500 million, but our SAM, our served market, is really around $200 million. The image product space is huge. It's over $20 billion. The space that we play in with Videology is roughly $5 billion. We believe just focusing on 10% of that market, we can make some great inroads. It's moving our numbers substantially, and a lot of growth opportunity.

Robert Marcin: My last question, at times when investors are concerned or foolish about the semiconductor cycle the stock seems to sell off to stupidly low valuations. Have you guys considered having in your quiver a share repurchase program that could exploit these sudden declines in the stock?

Duncan Gilmour: We've certainly done that in the past, and we're always looking at where would it make sense to perhaps do that. We do need also to be cognizant of cash requirements and looking at our pipelines and what we want to do with that. But absolutely, it's certainly something that's on our mind.

Robert Marcin: There's enough organic and inorganic growth opportunities, we don't want you to use cash with a programmatic share repurchase program. But at times, if the stock just gets crazy cheap, it wouldn't hurt to have an availability to scarf some stock back at very low valuations, when you will have, obviously, annual dilution from your stock comp packages?

Nick Grant:  Agreed, Robert. We do have an open share repurchase plan out there. We just haven't activated it.

Operator: This concludes our question-and-answer session. I would now like to turn the conference back over to Mr. Grant for any closing remarks.

Nick Grant: Thank you everyone for joining us on today's call and for your interest in inTEST.

For those of you interested, we will be participating in a few upcoming conferences. On November 18th, we will be at the virtual Ladenburg Thalmann Technology Expo; December 8 at the CEO Summit at the St. Regis in San Francisco, which is coincident with SEMICON WEST; and then on December 15th at the virtual D.A. Davidson conference.

As always, please feel free to reach out to us at any time and we look forward to talking with all of you again in early March to report our fourth quarter 2021 results. Thank you for your participation, stay safe and have a great day.

Operator: This concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation.